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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. ("the
Company") of our reports dated August 26, 2005 with respect to the consolidated financial statements, the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2005, which reports appear in the January 1, 2005 Annual Report on Form 10-K.

Our report on the consolidated financial statements dated August 26, 2005, contains an explanatory paragraph that states that:

     - On March 2, 2004, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This filing for reorganization raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
September 28, 2005